EXHIBIT 10.6


                            AGREEMENT

     THIS AGREEMENT is made and entered into this 21 day of October, 1996, by and between Volu-Sol., Inc, a Utah Corporation having a place of business at 5095 West 2100 South, Salt Lake City, Utah 84120 (hereinafter "Volu-Sol"); and GG&B Engineering, Inc., a Texas corporation having a principal place of business at 3411 West McNeil Boulevard, Suite 302, Wichita Falls, Texas 76308 (hereinafter "GG&B").

                             Recitals

     WHEREAS, GG&B is the sole owner of certain technology related to a device commonly known as the automated slide stainer
(hereinafter "Stainer") and is the sole and exclusive manufacturer of that device;

     WHEREAS, Volu-Sol desires to obtain an exclusive, worldwide license in the technology and an exclusive worldwide distributorship for the purpose of marketing and selling Stainers manufactured and provided by GG&B;

     WHEREAS, GG&B is interested in granting such a license and distributorship to Volu-Sol;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

                          I. Definitions

     1.1  LICENSED PRODUCTS - means the Stainers manufactured by
GG&B.

     1.2 COMPONENT PARTS - means the Stain Packs used in connection with Stainers. It is acknowledged that Volu-Sol will manufacture all of the Stain Packs except for the memory module. The memory module will be programmed as to the operating codes for the operation of the machines by GG&B at its expense. The memory module will be programmed as to the lot number, expiration date, product number, number of tests available and similar matters by Volu-Sol at its expense.

     1.3 NET SALES PRICE - means the gross sales price of COMPONENT PARTS, less:

          (a) discounts allowed in amounts customary in the trade;

          (b) sales or use taxes, tariff duties, import and export taxes, and other sales and excise taxes customary in the trade;

          (c) insurance and transportation costs from the place of manufacture or distribution to the customer's premises or next point of distribution or sale if paid by Volu-Sol;

          (d)  bone fide returns or credits.

     1.4 TECHNOLOGY - means all technology which relates to Stainers or their manufacture or operation. The parties acknowledge that there is presently no patent or other proprietary information related to the Stainer technology. The only protected material will be the copyright protection on the software.

     1.5 CONFIDENTIAL INFORMATION - means any confidential documentary or oral communications provided or communicated from one party to the other, and which refers or relates to the TECHNOLOGY, LICENSED PRODUCTS, or COMPONENT PARTS. The term CONFIDENTIAL INFORMATION shall specifically include, but not be limited to, all samples, reports, research notebooks, drawings, test results, business or technical information and research, or correspondence referring to or incorporating any portion of the TECHNOLOGY.

                            II. Grant

     2.1 GG&B hereby grants to Volu-Sol a worldwide, license in and exclusive distributorship to market and sell LICENSED PRODUCTS and the Memory Module portion of the COMPONENT PARTS. GG&B further grants to Volu-Sol an exclusive, worldwide license in the TECHNOLOGY, subject only to GG&B's exclusive right to manufacture Stainers employing the TECHNOLOGY. The license hereby granted does not include any right for Volu-Sol to manufacture Stainers or to authorize anyone else to manufacture Stainers.

     2.2 In order to fully implement the license granted above, GG&B agrees to provide Volu-Sol with full disclosure of all TECHNOLOGY in its possession or reasonable control within thirty
(30) days following completion of the final design of the Stainer. During the entire term of this Agreement, GG&B agrees to provide Volu-Sol with a best efforts level of training and support sufficient to enable Volu-Sol to effectively understand the TECHNOLOGY and to sell and distribute LICENSED PRODUCTS and COMPONENT PARTS.

     2.3 In consideration for the grant of an exclusive distributorship as provided herein, Volu-Sol agrees to use its best efforts to promote the sale and distribution of LICENSED PRODUCTS and COMPONENT PARTS. GG&B agrees to provide Volu-Sol with all its requirements for Stainers and memory modules throughout the term of this Agreement.

     2.4 In consideration for the license and distributorship granted herein, Volu-Sol agrees to purchase from GG&B a minimum of six hundred (600) Stainers per calendar year. The purchase price for such stainers shall not exceed $750 per Stainer, through December 31, 1997. Volu-Sol and GG&B agree to negotiate annually, in good faith, all price increases and decreases based on volume of purchases and costs of manufacturing effective January 1, 1998 and each January 1 thereafter during the term of this Agreement. In the event Volu-Sol purchases fewer than six hundred (600) stainers in any year, GG&B shall have the option to convert the license and distributorship granted herein to a nonexclusive license and nonexclusive distributorships, upon written notice to Volu-Sol.

                   III. Royalties and Payments

     3.1 In consideration for the license and distributorship granted in paragraph 2.1 above, Volu-Sol has previously paid to GG&B a partial licensing and distributorship fee of Ten Thousand dollars ($10,000). Volu-Sol agrees to pay GG&B Fifteen Thousand dollars ($15,000) upon approval by Volu-Sol of Cuvette size and design, over-lay design, tubing design and programming of memory module. Volu-Sol agrees to pay GG&B an additional Fifteen Thousand ($15,000.00) on delivery of three (3) finished prototypes to Volu-Sol. These prototypes must be delivered to Volu-Sol by October 14, 1996.

     3.2 Volu-Sol shall pay to GG&B an additional fee in the amount of Twenty-five Thousand dollars ($25,000.00) upon initial order of Stainers from GG&B. This initial order will occur no later than November 1, 1996.

     3.3 Volu-Sol shall pay to GG&B a royalty of three percent (3%) of the NET SALES PRICES for all COMPONENT PARTS which Volu-Sol actually sells. Both parties acknowledge that there shall be no royalty payment for the Stainers which are the LICENSED PRODUCTS, it being recognized that total consideration to GG&B for such shall be the purchase price per Stainer set out in
Section 2.4 hereof. The terms of all orders of Stainers shall be net 30 from shipping date.

     3.4 Royalties shall accrue when payment for COMPONENT PARTS is actually received by Volu-Sol. Royalty payments shall be made within ninety (90) days following the end of the calendar quarter in which they accrue. All royalty payments and purchase price payments shall be made in United States dollars and shall be directed to the address specified by GG&B. In the event GG&B fails to specify an address for the payment, royalties shall be forwarded to GG&B's address as set forth in paragraph 12.1 below.

                           IV. Records

     4.1 Volu-Sol shall keep proper books of account with reference to all LICENSED PRODUCTS and COMPONENT PARTS which sells. When requested by GG&B, such books of account shall be open at reasonable times for GG&B, through a certified public accountant, to inspect such books of account and to make abstracts therefrom for the purpose of verifying the royalties due or paid.

                         V. Improvements

     5.1 In the event GG&B makes improvements in the design of the Stainer, it shall incorporate those improvements into the Stainer with the permission of Volu-Sol. It is acknowledged that this Agreement is limited to the Stainer that is currently being developed and does not extend to any additional products that GG&B may develop. However, if this Agreement is still in full force and effect at the time GG&B develops a new product, GG&B agrees to give Volu-Sol the first right of refusal to participate with GG&B on that product.

                   VI.  Confidential Disclosure

     6.1 The parties acknowledge that, from time to time during the relationship between the parties, it will be necessary for CONFIDENTIAL INFORMATION to be disclosed by one party to the other in order to promote the business of both parties and to implement the provisions of this Agreement. The parties acknowledge that the provisions of this Agreement are necessary in order to protect the confidentiality, value, and secrecy of the TECHNOLOGY and the CONFIDENTIAL INFORMATION.

     6.2 The party receiving CONFIDENTIAL INFORMATION agrees to take all precautions necessary to maintain the confidential nature of the CONFIDENTIAL INFORMATION. The receiving party further agrees not to disclose such CONFIDENTIAL INFORMATION to any third party except to those full-time employees in its organization who have a need to know. The receiving party agrees to take all appropriate action by instruction and agreement with its full-time employees so that such persons shall be bound by all of the same obligations as is said receiving party with respect to all CONFIDENTIAL INFORMATION.

     6.3 Any CONFIDENTIAL INFORMATION provided by one party to another shall be treated by the receiving party with at least the same degree of secrecy or confidentiality as would similar information of the receiving party. The receiving party agrees to specifically notify its employees that CONFIDENTIAL INFORMATION is to be treated in the same manner as receiving Party's own secret and Confidential Information.

     6.4 In the event the receiving party deems it necessary to convey any portion of the CONFIDENTIAL INFORMATION to any person or entity which is not one of its full-time employees, it shall not do so without the express written consent of the other party and then only after that person or entity has signed a Confidential Disclosure Agreement containing terms similar to those contained in this Agreement.

     6.5 All written documents containing CONFIDENTIAL INFORMATION shall, prior to disclosure to the party, be conspicuously marked as confidential or proprietary information. If such disclosure is oral, within thirty (30) days following the oral disclosure, the contents of the oral communication shall be reduced to writing and appropriately marked as confidential or proprietary.

                         VII. Warranties

     7.1 GG&B hereby warrants that it is the sole and exclusive owner and assignee of the TECHNOLOGY and that it has the right and ability to enter into this Agreement and to grant the license and distributorship as defined above.

     7.2 The parties hereby warrant that they have full corporate authority to enter into this Agreement and that the individual signing on behalf of each party has full authority to enter into this Agreement and to bind the corporation.

     7.3 GG&B states that to the best of its knowledge and belief practicing the TECHNOLOGY does not constitute an infringement of the claims of any United States or foreign patents held by any third parties.

     7.4 GG&B DOES NOT MAKE ANY WARRANTIES EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES ACKNOWLEDGE THAT BEFORE THE STAINERS AND THE STAIN PACKS ARE SOLD, THEY WILL NEED TO DRAFT A LIMITED WARRANTY THAT WOULD BE APPROPRIATE FOR THESE TYPES OF PRODUCTS. THEY AGREE THAT SUCH WARRANTIES WILL BE ONLY SO GREAT AS IS NECESSARY IN ORDER TO SUCCESSFULLY MARKET THE PRODUCTS. AT THAT TIME, THEY WILL AGREE UPON HOW TO SHARE THE COST OF ANY WARRANTY CLAIMS.

     7.5 GG&B will perform service work on the Stainers upon such terms that it shall set from time to time.

     7.6 GG&B will provide Volu-Sol and Volu-Sol will provide customers a twelve (12) month limited warranty of Stainer to be free from defects in materials, workmanship and assembly.

                    VIII. Term and Termination

     8.1 Unless this Agreement is terminated earlier as provided herein, the TERM of this Agreement shall be perpetual.

     8.2 In the event that either party defaults or breaches any of the provisions of this Agreement, or fails to account for or pay any of the purchase prices or royalties that become due and payable, the other party shall have the right to terminate this Agreement upon thirty (30) days advance written notice; unless within said thirty (30) day notice period the party in breach or default cures the default or breach.

     8.3 In the event of any termination of this Agreement, Volu-Sol shall not be relieved of the duty and obligation to pay the full purchase prices and royalties that have accrued at the effective date of such termination. Thereafter, Volu-Sol shall have no further rights under this Agreement and shall immediately return to GG&B all Stainers in its possession which have not been sold. The parties agree to return all CONFIDENTIAL INFORMATION.

     8.4 This Agreement may be immediately terminated upon giving notice to the other party in the event that:

          (a)  either party undergoes a dissolution;

          (b) either party makes an assignment for the benefit of creditors;

          (c)  either party files a petition in bankruptcy
               (including a petition for reorganization under the United States Bankruptcy Code or similar law) or has such a petition filed and granted against it;

          (d) either party has an order of receivership issued against it; or

          (e)  either party becomes insolvent.

                 IX. Independence of the Parties

     9.1 This Agreement shall not constitute the designation of either party as the representative or agent of the other, nor shall either party by this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of or on behalf of the other.

                X. Arbitration and Applicable Law

     10.1 Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof.

     10.2 In the event Volu-Sol believes that GG&B has violated the terms of this Agreement, Volu-Sol shall have the right to have the Arbitration take place in the state of Utah and Utah Law will apply. In the event GG&B believes that Volu-Sol has violated the terms of this Agreement, GG&B shall have the right to have the Arbitration take place in Wichita Falls, Texas and Texas law will apply.

                          XI. Assignment

     11.1 Volu-Sol shall have the right to assign or otherwise transfer this Agreement and the license and distributorship granted hereby and the rights acquired by it hereunder without the prior written consent of GG&B to any corporations under the direct or indirect control of Volu-Sol, its parent company Biomune Systems, Inc., or their successors in interest. Volu-Sol shall have the right to assign or otherwise transfer the license and distributorship granted herein to other parties upon the prior written consent of GG&B, which consent shall not be unreasonably withheld.

     11.2 Upon such assignment or transfer of this agreement to any assignee or transferee, the term "Volu-Sol" as used herein shall include such assignee or transferee.

     11.3 GG&B shall have the right to delegate the manufacturing and repair obligations to others upon the prior written consent of Volu-Sol, which consent shall not be unreasonably withheld.

                           XII. Notices

     12.1 Any written notice required or permitted by this Agreement shall be given by registered or certified mail, postage prepaid, and shall be effective upon proper mailing. The addresses of the parties for communication and notice, unless subsequently changed by written notice to the other, shall be:

               Volu-Sol, Inc.
               5095 West 2100 South
               Salt Lake City, Utah 84120

               GG&B Engineering, Inc
               3411 West McNeil Boulevard
               Suite 302
               Wichita Falls, Texas 76308

                     XIII. General Provisions

     13.1 The parties agree that this Agreement shall constitute the complete and exclusive statement of the Agreement between them and supersedes all proposals, oral or written, and all other communications between them relating to the Technology.

     13.2 No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of the party or parties to be charged.

     13.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     13.4 Failure of any of the parties to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights, or elections or in any way to affect the validity of this Agreement. No term or provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether expressed or implied, shall not constitute a consent to, waiver of, or excuse for any other different or substitute breach.

     13.5 Headings used in this Agreement are for reference purposed only and shall not be deemed part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and witnessed as of the date first mentioned above.

                              GG&B Engineering, Inc.


                              By:   /s/ Jeff Gibbs
                              Its:  President


                              Volu-Sol, Inc.


                              By:   /s/ Michael G. Acton
                              Its:  President